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                                                                  EXHIBIT (A)(4)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                               MEADOWCRAFT, INC.

                                       at

                              $10.00 Net Per Share

                                       by

                              MWI ACQUISITION CO.
                          A WHOLLY-OWNED SUBSIDIARY OF
                                SRB-MWI, L.L.C.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 17, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    May 19, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     D.F. King & Co., Inc. has been appointed by MWI Acquisition Co., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of SRB-MWI, L.L.C., a Nevada limited liability company ("Parent"), to act as the Information Agent in connection with Purchaser's offer to purchase all issued and outstanding shares (the "Shares") of common stock, par value $.01 per share, of Meadowcraft, Inc., a Delaware corporation (the "Company"), at a price of $10.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated May 19, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, as set forth in the Offer to Purchase. The Offer is not conditioned upon any minimum number of shares being tendered in the Offer and neither the Offer nor the Merger (as defined in the Offer to Purchase) is subject to any financing condition.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated May 19, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer and Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;
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          4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. A letter to stockholders of the Company from Timothy M. LeRoy, President and Chief Operating Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company, recommending that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 17, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     None of Purchaser, Parent nor any officer, director, stockholder, agent or other representative of Purchaser or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc. at its addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          D.F. KING & CO., INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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